EXCLUSIVE RIGHTS AGREEMENT

DIMITAR SLAVCHEV SAVOV, PIN 5803146804, an individual with address located at 61 Nishava str. ent. A fl. 3 apt. 6, Sofia 1680, Bulgaria, hereinafter referred to as the "Licensor" and, NIKA PHARMACEUTICALS, INC. ("Nika"), a Colorado Corporation with identification number 20041195123 with its principal offices located at 2269 Merrimack Valley Avenue, Henderson, NV 89044, United States, hereinafter referred to as the "Licensee", in consideration of the promises made herein and intending to be legally bound, agree as follows:

ARTICLE 1. RECITALS

Legal Status

Status of the Licensor

Section 1.01. The Licensor is an individual who resides in Bulgaria and who owns the rights to the products that are subject of this agreement.

Status of the Licensee

Section 1.02. Licensee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, with corporate power to own property and carry on its business as it is now being conducted. Licensee is a fully reporting company with the Securities and Exchange Commission ("SEC"). Licensee is in the process of attaining an active trading symbol in order for its common stock to be traded on the Over-the-Counter (OTC) Markets.

Licensor's Rights

Section 1.03. The Licensor holds the exclusive license for the use of the product *Silimar* with BG Patent № 43381. *Silimar* is a product, which finds its application for the assistance of treatments of hepatitis, cirrhosis, liver intoxication, and for the reduction of the recovery period after intense physical activity. *Silimar* is a hepatoprotective agent, which is soluble in water, while retaining high effectiveness. *Silimar* is based on the flavolignans of Silybum marianum. Silybum marianum is a herb with well-studied detoxification properties, which is why Silybum marianum extract is used as a powerful agent to stimulate liver recovery. As such *Silimar* is intended for people suffering from acute and subacute dystrophies of the liver, toxic hepatitis, cirrhosis and liver cancer.

The Licensor holds the exclusive license for the use of the product *Dry Boza* with BG Patent № 52097 and the know-how and necessary technological documentation for production of the product. *Dry Boza* is a proprietary formula that is presented in dry granular form that can be mixed with water, which has an expiry term of 2 years while completely retaining its taste qualities and biological properties of regular boza. *Dry Boza* contains all essential amino acids and contains very little fat, which makes it suitable for people who are predisposed to obesity and atherosclerosis.

Dry Boza contains vitamin B complex, vitamin PP and mineral salts that include phosphorous, potassium, magnesium, calcium, sodium.

The Licensor holds the exclusive license for the use of the product *Hypocholestin*. *Hypocholestin* can be used a supplement during treatment of the gastrointestinal tract and all forms (types) of hypolipoproteinemia and related complications, concerning the occurrence of conditions of generalized or local vascular sclerosis with subsequent manifestations of myocardial infarction, cerebral stroke, etc. *Hypocholestin* reduces the high levels of bad cholesterol in the blood (LDL) and in particular very high-density lipoproteins, as well as triglycerides, which in turn are pathognomonic for the onset of degenerative changes in the vascular system. *Hypocholestin* preserves the level of good cholesterol in the blood (HDL).

The Licensor holds the exclusive license for the use of the product *Fructin* with BG Patent № 40012 and the know-how and necessary technological documentation for production of the product. *Fructin* is a healing food, which has very good hepatoprotective, cardioprotective and general biostimulating effect. It provides three times higher glycogen synthesis, while having insulin-independent action, which explains its high treatment effect in liver diseases. *Fructin* provides very good effect in heart diseases connected with different stages of myocardial insufficiency, as well as in cases of liver parenchyma damage of different nature, in diabetes, gastric and duodenal ulcer.

The Licensor holds the exclusive license for the use of the product *Anthocylen C*. *Anthocylen C* is applicable in the prophylactic and in the treatment of radiation sickness and decorporation of radioactive elements that have entered the human body, induced osteosarcomas - bone cancer - as well as in medical practice. Use of *Anthocylen C* leads to improvement of the trophic functions of the nervous system, improvement of the occurred metabolic disorders, release of the repressed hematopoietic functions _ apparatus and of the cells of the gonads, i.e. of the most intensively dividing cells. *Anthocylen C* also helps the individual cope with the nausea, vomiting, dizziness and headache.

The Licensor holds the exclusive license for the use of the product *Biodetoxin*. *Biodetoxin* is applicable in the treatment and prophylactic of poisoning of the human body by toxic substances taken orally or by inhalation in a dusty environment, and in particular in poisoning with nitrates and nitrites, as well as with heavy metals such as lead, copper, cobalt, zinc, manganese, thallium, etc. The importance of *Biodetoxin* is ever increasing, as the human population continues to aggregate in larger metropolitan areas with high air pollution and consumes more foods than ever that contain high number of nitrates, which are linked to many negative effects to the human organism.

Facilities, Ability and Desire to be Licensee

Section 1.04. (a) The Licensee represents that he possesses the ability and is in position to begin production and use of products, manufactured and offered by Licensor and is desirous of

developing demand for manufacturing and selling such products on an exclusive basis in the territories of Europe, Asia, Africa, South America, North America and Australia(continent).

Section 1.04. (b) The Licensee is obligated to assist the registration of the products stated in section 1.03, if necessary, in the territories of Europe, Asia, Africa, South America, North America and Australia(continent).

ARTICLE 2

Exclusive appointment

Section 2.01 (a) The Licensor appoints the Licensee as an exclusive representative for the production and sale of his products within the territories of Europe, Asia, Africa, South America, North America and Australia(continent).

Term

Section 2.02. Agreement shall continue in full force for the period of fifteen (15) years from the date of its signing and the term is automatically prolonged for additional fifteen (15) years unless one of the parties present a reasonable written dissatisfaction with the other's performance at least one month prior to the expiration of the fifteen (15) year period.

When one of the two parties do not cover all of the obligations in this agreement, the issue will be discussed in good faith, and if not possible in the applicable courts.

Funding

Section 2.03. The Licensor provides the rights to the products that are subject to this agreement to the Licensee without payment.

ARTICLE 3

Organization of the production

Section 3.01. For organizing the production of the products of the Licensor first in the Republic of Bulgaria and later in other countries within the territory, the two parties under the present contract agreed on the following:

a) The Licensor will furnish the Licensee with full technical and technological documentation of the production process, methods for intermediate and final control, methods of analysis of the raw materials and ready production as well as various consultations at the time of the construction of the production capacities without additional payment on part of the Licensee.
b) The Licensee will undertake all the necessary efforts for guaranteeing and keeping the company's secret, the technology of production and control.

c) The Licensee undertakes to develop a marketing strategy, including but not limited to research of the markets, assessment of the competitive advantage of the products stated in section 1.03, and development of appropriate advertisement campaigns.

d) The Licensee undertakes the obligation to observe strictly the technological process, not to make any alterations and corrections of the conditions of production and the quality control of the ready production. The Product must be made under the strict guidelines set forth by the United States Food and Drug Administration ("FDA") or the Bulgarian Food Safety Agency ("BFSA").

General Clauses

Section 4.01. This is a principal agreement, it may be developed, amended and added at the exclusive agreement of the parties and only in writing.

Controlling Law

Section 4.02. The validity, interpretation, and performance of this agreement shall be controlled by and construed under the laws of the state of Colorado and the Republic of Bulgaria.

ARTICLE 5

Additional Terms and Conditions

Section 5.01. On a quarterly basis Licensee must provide to Licensor all book and record in connection with sales of product, and without notice Licensor or its agent may audit on site the production and accounting of all production and sales records.

Executed this 31th day of August, 2022.

DIMITAR SLAVCHEV SAVOV

DIMITAR SAVOV

NIKA PHARMACEUTICALS, INC.

DIMITAR SAVOV

CHIEF EXECUTIVE OFFICER

PRESIDENT

NIKA PHARMACEUTICALS, INC.